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DATE:    February 3, 1997

FROM:    Eltrax Systems, Inc.
         10901 Red Circle Drive
         Suite 345
         Minnetonka, MN 55343
         (Nasdaq:  ELTX)

         Mack V. Traynor, III  (612)945-0833

FOR IMMEDIATE RELEASE

ELTRAX SYSTEMS, INC. ANNOUNCES CLOSING OF ACQUISITION


Minnetonka, MN - Eltrax Systems, Inc. (Nasdaq Smallcap Market: ELTX) is pleased to announce the closing, effective January 31, 1997, of the acquisition of the business and certain assets of the MST operating division ("MST") of MRK Technologies, LTD of Cleveland, Ohio. MST markets wide area networking equipment including modems, multiplexers, voice and data transmission devices, firewalls and call concentrators to integrators and resellers throughout the U.S. for use in enterprise wide data communications networks of corporate and government users.

Eltrax paid approximately $2.0 million to MRK Technologies, LTD for the inventory, goodwill and certain fixed assets of MST. While the financial statements of MST will not be audited, MST has disclosed to Eltrax that it achieved approximately $9.0 million in sales for the year ended December 31, 1996 with a contribution margin (earnings before general and administrative expenses) of approximately $1.0 million.

The acquisition of MST and the previously announced acquisitions of ANS and Datatech gives Eltrax a combined company with a current annual revenue run rate in excess of $50 million. The combined revenue growth rates of these entities on an unaudited basis is approximately 25% over 1995 results.

"We are extremely pleased to have closed this acquisition within the time frame we established for ourselves. This acquisition is one more step in the complete remaking of Eltrax into a premier data communications network system and service organization. We have successfully created a platform company, with steady growth, which is in the business of designing and implementing sophisticated communications networks to solve customers' enterprise-wide networking needs. We expect to continue this growth strategy both internally and with future acquisitions," said Mack V. Traynor, III, Eltrax President.

Eltrax Systems, Inc. headquartered in Minnetonka, MN markets data communications products and services nationwide. The Company went public in December, 1992 and its shares are traded on the Nasdaq Smallcap market under the symbol ELTX.


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